Exhibit 10.46

INDEMNIFICATION AGREEMENT

NOVA PONTOCOM COMÉRCIO ELETRÔNICO S.A.

CNOVA COMÉRCIO ELETRÔNICO S.A.

July 21, 2014

INDEMNIFICATION AGREEMENT

By this Indemnification Agreement dated as of July 21, 2014 (“Agreement”), the Parties:

(1)                              NOVA PONTOCOM COMÉRCIO ELETRÔNICO S.A., a corporation incorporated under the laws of Brazil, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under No. 09.358.108/0001-25, with head offices in the city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, 1609, 3rd to 7th floor, herein represented pursuant to its bylaws (hereinafter referred to as “NPC”); and

(2)                              CNOVA COMÉRCIO ELETRÔNICO S.A., a corporation incorporated under the laws of Brazil, enrolled with CNPJ/MF under No. 07.170.938/0001-07, with head offices in the city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, 1609, 3rd to 7th floor, herein represented pursuant to its bylaws (hereinafter referred to as “Nova OpCo”).

NPC and Nova OpCo are hereinafter jointly referred to as “Parties” and each of them is individually and indistinctively referred to as “Party”.

WHEREAS:

(A)                            Under a project of reorganization of the e-commerce businesses of the Casino Group, NPC approved the contribution of its operating assets and liabilities into Nova OpCo, its wholly-owned subsidiary at the time (“Contribution”), as approved in the board of directors’ meeting, held on July 21, 2014 (“Contribution Date”); and

(B)                            In view of and in consideration for the Contribution, the Parties have agreed to execute this Agreement in order to regulate the indemnification payable by Nova OpCo to NPC, arising from contingencies related to the Contribution of the operating assets and liabilities that have the triggering event prior to the Contribution Date.

NOW, THEREFORE, THE PARTIES AGREE to enter into this Agreement, which shall be governed by the following terms and conditions:

1                                      DEFINITIONS AND INTERPRETATION

1.1                            Definitions. The capitalized terms below, when used in this Agreement, as well as their plural or singular, male or female form, shall have the following meanings:

“Agreement” means this Indemnification Agreement dated as of July 21, 2014.

“Brazilian Code of Civil Procedure” means Federal Law No. 5,869 dated January 11, 1973, as amended.

“Business Day” means any day on which financial institutions are not required or authorized to close in the city of São Paulo, state of São Paulo, Brazil.

“Claim Notification” has the meaning set forth in Section 3.3(i).

“Contribution” has the meaning set forth in Recitals (A).

“Contribution Date” has the meaning set forth in Recitals (A).

“Deductions” means any deductions, withholdings, costs or compensation arising from any taxes and withholdings of any nature, including those imposed by third parties or governmental authorities.

“ICC” means the International Chamber of Commerce.

“ICC Rules” has the meaning set forth in Section 7.3.

“IGP-M/FGV” means General Price Index — Market, as published by Fundação Getulio Vargas.

“Losses” has the meaning set forth in Section 3.1.

“Nova OpCo” means CNOVA Comércio Eletrônico S.A.

“NPC” means Nova Pontocom Comércio Eletrônico S.A.

“Term” has the meaning set forth in Section 3.2.

“Third Party Claim” has the meaning set forth in Section 3.3.

“Taxes” means any tax, contribution, collection, fee, tax or other governmental charges, whether federal, state or local, including income tax, withholding tax, tax on the circulation of goods, ad valorem, social contributions and social security, taxes on financial transactions or services, as well as any penalties, fines and interest arising from.

1.2                            Interpretation. In this Agreement, except to the extent that the context requires otherwise:

1.2.1                   Any reference to the sections and appendices shall be deemed a reference to sections of this Agreement;

1.2.2                   Headings used in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3                   Reference to a “person” shall be deemed to include any natural person, corporation, company, consortium, joint venture, funds, governmental authority, or other incorporated or unincorporated entity or association, and unless the context otherwise requires, the singular shall be deemed to include the plural and vice versa;

1.2.4                   The words “include” and “including” are to be construed without limitation.

1.2.5                   A reference to a “day” means a calendar day according to the civil calendar; a reference to “a month” means any period of thirty (30) consecutive days; and a reference to “a year” means a calendar year according to the civil calendar.

2                                      PURPOSE

2.1                            This Agreement establishes the terms, conditions and obligations to indemnify that must be observed by each Party due to the Contribution, pursuant to Section 3 below.

3                                      OBLIGATION TO INDENMTIFY

3.1                            Indemnity. Nova OpCo undertakes to indemnify, reimburse and hold NPC harmless against any and all damages, losses, expenses and costs (including, but not limited to, attorneys’ fees and court costs) effectively incurred, or which otherwise result in disbursements (“Losses”) by NPC, arising from acts, facts, omissions, activities, events, business or legal, administrative or arbitration proceedings relating to the operating assets and liabilities which were object of the Contribution, the triggering event of which having occurred prior to the Contribution Date. For the avoidance of doubt, the indemnification obligation set forth herein does not encompass all liabilities that have been expressly excluded from the Contribution, for which NPC will remain liable.

3.2                            Restrictions to the Obligation to Indemnify of Nova OpCo. The obligation to indemnify of Nova OpCo provided herein shall be in full force and effect for a term equivalent to the statute of limitations applying to the indemnifiable Loss pursuant to the terms hereof (“Term”). For the avoidance of doubt, the obligation to indemnify of Nova OpCo shall stand indefinitely to such Term for any Losses regarding a Third Party Claim that exists on the date hereof or has been initiated prior to the Contribution Date or has been initiated within the Term.

3.3                            Procedure in event of Third Party Claim

Following the Contribution Date, in the event of NPC be summoned, notified, fined or sued, in or out of court, for liability that constitutes or may constitute a Loss (“Third Party Claim”), shall proceed as follows:

(i)                                   In the event of NPC be notified over a Third Party Claim, NPC shall provide written notice to Nova OpCo (“Notice of Claim”) as soon as possible, within a period lesser than ten (10) Business Days from the date NPC has learned about the Third Party Claim, or a period corresponding to one third (1/3) of the legal term to submit the defense or plea to the third Party Claim, whichever is shorter, with copy of the documentation received, and other information available at the time. The failure to notify Nova OpCo within the terms set forth above shall hold Nova OpCo harmless against the obligation to indemnify to the extent that affect the defense to the Third Party Claim and cause damage to NPC.

(ii)                                Following the receipt of the Notice of Claim, Nova OpCo shall decide between: (a) meet the Third Party Claim; or (b) undertake the defense. The decision shall be provided by written notice to NPC (which shall be provided with at least half of the legal term to submit the available defense or plea), to assume the defense of the Third Party Claim, in the event that Nova OpCo acknowledges in the notification that such Third Party Claim is covered by the obligations of this Section 3. In the event of Nova OpCo waives its right to defend the Third Party Claim, or fails to notify NPC on the intention to assume the defense of the Third Party Claim as provided herein, NPC shall defend such Third Party Claim directly.

(iii)                             In the event Nova OpCo assumes the defense of the Third Party Claim, such defense shall be conducted on behalf and for the benefit of NPC. The defense shall be diligently conducted by the lawyers indicated by Nova OpCo, whom will keep NPC informed about the progress of the defense while the procedure lasts, by the delivery of monthly reports. Nova OpCo may enter into a deal in connection with any Third Party Claim without NPC’s consent exclusively in the event that the deal comprises only indemnification payment or pecuniary sanction. In the event any deal comprises indemnification of non pecuniary nature, or requires an admission of guilt, fault or error by NPC, Nova OpCo may not enter into a deal in connection with such Third Party Claim without NPC’s consent, consent which may not be denied, conditioned or delayed without reasonable justification. Notwithstanding the above, NPC shall have the right to demand the execution of a deal by Nova OpCo in connection with any Third Party Claim in the event that the non execution of such deal produces a material adverse effect to NPC. If Nova OpCo fails in promptly defend, or after initiated or been obliged to present de defense, fail to continue or give up on such defense, and if, in any of these cases, the Third Party Claim does not come to be ended by a transaction in accordance with this Section 3.3, NPC shall have the right to assume the respective defense, at the expense of Nova OpCo, being able to choose between conducting such defense to the final trial or end the Third Party Claim in advance through a transaction, at its discretion.

(iv)                            NPC shall cooperate with Nova OpCo and its consultants in the defense of any Third Party Claim that Nova OpCo choose to defense, including upon the granting of powers of attorney and access to the necessary documents held by NPC.

(v)                               In the event Nova OpCo decides not to defend the Third Party Claim or do not notify NPC of its intention of assuming the defense pursuant to the Section 3, NPC may conduct the Third Party Claim defense directly. The defense shall be diligently conducted by the lawyers indicated by NPC, at a reasonable cost, which will maintain Nova OpCo informed about the progress of the defense while the procedure lasts, by the delivery of semiannual reports. NPC may enter into a deal in connection with any Third Party Claim only with Nova OpCo consent.

(vi)                            Regardless the Party conducting the defense, Nova OpCo shall bear all costs and expenses of the defense of a Third Party Claim, including, with no limitation, attorney’s fees, court costs, court deposits and bonds.

(vii)                         The Parties agree, however, in the event of groundlessness or partial validity of a defense presented by Nova OpCo in connection to a Third Party Claim, Nova OpCo shall bear the Loss arising from such conviction, making the payment directly to the Third Party Claim author. Only in case of legal impossibility of making the payment directly to the Third Party Claim author, NPC shall make this payment and Nova OpCo shall reimburse the amount of the Loss to NPC.

3.4                            Duty to mitigate. The Parties shall endeavor their best efforts to mitigate the chance of effective materialization of contingencies and indemnities, pursuant to this Agreement, including refraining from seeking with third parties the materialization of any contingencies. Notwithstanding the foregoing, Nova OpCo, by notice to NPC, containing the justification and reasons thereof, shall be entitled to seek the materialization of any contingencies and indemnities to the extent that such fact could reasonably represent a potential reduction of Loss to NPC or otherwise limit the scope of damages (including reputational) that such contingency could cause to NPC. In event of divergence of NPC regarding the justification and reasons given by Nova OpCo, the decision whether seek the materialization of the contingency or indemnity shall be referred to an independent law firm appointed by consensus between NPC and Nova OpCo.

3.5                            Amount of Loss. The amount of a Loss shall take into consideration the payments made or the recovery eventually received as a result of insurance policies hired by the Parties, thereby, the payments shall be only made net of the amount of any damages arising from hiring the insurance policies, as well as increased by the cost of such insurance policies hiring and any eventually premiums. Furthermore, the payment of a Loss shall take into consideration the tax effects regarding the applicable deductibility or taxability, thereby, if the payment generates a deductible expense in the same year, the payment shall be made on a net basis. Moreover, if the receipt of an indemnify payment generates a tax obligation, the gross amount of the indemnify shall be adjusted, even with the fulfillment of the tax obligation, to result in a full indemnify of the Loss suffered.

3.6                            Conditions of payment. The indemnification provided for in this Section 3 shall be paid with no Deductions, in national currency and in immediately available funds, to the bank account indicated by NPC. If any Deduction or withholding is required by law, or if NPC is subject to additional taxation as a result of this payment, Nova OpCo shall increase the amount of the indemnification payment in the same amount required to ensure that the net amount received by NPC (after considering all Deductions to such payment) be equal to the amount that would have been received if the payment was not subject to Deductions.

3.7                            Frequency of the indemnification. The Parties agree that Nova OpCo shall indemnify NPC quarterly for the Losses finally incurred over the respective quarter and for which the procedure provided under this article 3 shall have been complied with, excluding events which Nova OpCo has borne directly the Loss.

4                                      REPRESENTATIONS AND WARRANTIES

4.1                            The Parties represent and warrant each other, which they declare as being true, accurate, complete and updated:

4.1.1                  Capacity. Each of the Parties fully understand the obligations object of this Agreement and possess full capacity, discernment, powers and were properly advised by qualified professionals to execute this Agreement.

4.1.1                  Authorization. The Parties possess all the corporate authorizations necessary to execute this Agreement and to fulfill with the obligations established herein. The Parties possess full powers to execute and formalize any contract, instrument, or document to be entered into as a result of this Agreement in view of the consummation of the obligations contemplated herein.

4.1.2                   Absence of Conflicts and Violations. The execution of this Agreement and the fulfillment of the obligations assumed herein:

(i)                                  shall not violate any provision of the corporate documents of the Parties; and

(ii)                               shall not violate nor conflict with any law applicable to the Parties.

4.1.1                   Validity and Enforceability of the Agreement. This Agreement constitutes a valid legal and binding obligation to each of the Parties and enforceable against them in accordance with the terms hereof.

5                                      NOTICES

5.1                            Notices and invoices shall only be deemed as duly delivered or sent, if delivered in person, sent by registered mail or fax, to the addresses below:

Se para a NPC:

Rua Gomes de Carvalho, 1.609/1617, 7º andar
04547-0000. São Paulo – SP
At.: Sr. Diretor Presidente
Fax.: (11) 4949-8180

Se para a Nova OpCo:

Rua Gomes de Carvalho, 1.609/1617, 7º andar
04547-0000. São Paulo – SP
At.: Sr. Diretor Presidente
Fax.: (11) 4949-8180

5.2                            Such notices delivered in accordance with Section 5.1 and made by:

5.2.1                   Delivery in person shall be delivered during the normal business hours, on Business Days at the addressee’s head office, and shall be deemed to have been delivered at the time the notification is received;

5.2.2                   Correspondence with return receipt request shall be deemed to have been delivered on the date indicated in the return receipt request, and

5.2.3                   Any fax shall be transmitted during the normal business hours, on Business Days at the addressee’s head office, and shall be deemed to have been delivered at the time of written confirmation of complete and successful transmission of the fax.

5.3                            Any communication by phone or email shall, unless otherwise expressly permitted, be confirmed by one of the methods of delivery described in Section 5.2 above, and the delivery of such notice shall be made in accordance with Section 5.2, irrespective of prior communication by telephone or email.

6                                      MISCELANEOUS

6.1                            Specific performance. The specific performance of any obligations contained herein may be required by the non-defaulting party or the creditor, as applicable, of such obligation pursuant to the Brazilian Code of Civil Procedure.

6.2                            Entire agreement

6.2.1                   Except as expressly provided for herein, this Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes any understandings, commitments, negotiations, agreements, contracts (executed or not) or representations, oral or written, prior to this document.

6.2.1                   The Parties acknowledge that they are not executing this Agreement based on any warranty, representation, statement, agreement or commitment of any kind other than those expressly provided for herein. To the extent permitted by law, and except in cases of fraud, each Party agrees and acknowledges that their sole rights and remedies in respect of any representation, warranty or commitment made or given herein shall only apply in case of breach of the terms and conditions provided for herein, to the exclusion of all other rights and remedies.

6.3                            Exclusion of invalid provisions. If any of the provisions of this Agreement, or any part thereof, is annulled, declared illegal or deemed invalid or unenforceable for any reason, the validity and enforceability of the remaining provisions shall not be affected or impaired in connection with any of the Parties. In case of any illegality, invalidity or ineffectiveness, the Parties agree to discuss in good faith the relevant amendments hereto in order to reinstate this Agreement and preserve and give effect to the original intent of the parties.

6.4                            Waiver and amendment

6.4.1                   No waiver of any right to any of the parties arising out of this Agreement shall be effective if it is not expressly written.

6.4.1                   Failure of either Party to exercise any right it may have herein or in the applicable law or failure to apply any possible measure, penalty or sanction shall not operate as a waiver or novation, and shall not, therefore, be construed as a desistance of their application in case of recurrence. No waiver, termination or discharge of this Agreement or any of the terms or provisions hereof shall be binding on any of the Parties, unless confirmed in writing. No waiver by either Party of any term or provision hereof or any default hereunder shall affect the rights of said party to enforce thereafter such term or provision or to exercise any legal right or remedy in the event of any other default, whether similar or not.

6.4.2                   This Agreement may not be changed or amended except in writing and executed by all Parties.

6.5                           Further assurances. Each of the Parties shall use its reasonable efforts to: (i) ensure that any third party performs such other acts and execute and deliver such other documents as required to comply with the provisions hereof; and (ii) ensure that the other Party may require from any third parties all such acts and measures as required to the compliance with this Agreement.

6.6                            Independent contractors. Nothing herein shall create or be construed as creating a partnership or an association of any kind or as an obligation to any Party of any duty, obligation or liability as to a partnership, joint venture, agency, fiduciary relationship, membership, or any other business entity recognized by law for any purpose. Rights, benefits, liabilities and obligations of the Parties hereunder shall be joint and not several.

6.7                            Assignment

6.7.1                   Neither Party may assign this Agreement or the rights and obligations arising out of this Agreement, wholly or in part, without the express prior written consent of the other Party.

6.7.2                   Notwithstanding the provisions of Section 6.7.1 above, the parties acknowledge and agree that in the event of any corporate reorganization involving any of the Parties, all surviving companies succeeding the applicable Party wholly or in part (regardless of new or existing ones) fully undertake and are subject to all rights and obligations of the applicable as provided for herein.

6.8                            Irrevocability and irreversibility. This Agreement is irrevocably and irreversibly executed by the Parties, binding upon the Parties, their heirs and successors and permitted assigns in any way.

6.9                            Anti-corruption legislation. The Parties mutually state that they have not performed any act or omission that could result in a breach of the obligations of Law No. 12,846 of August 1, 2013.

7                                      APPLICABLE LAW AND ARBITRATION

7.1                            Applicable law. This Agreement shall be governed and construed pursuant to the laws of the Federative Republic of Brazil.

7.2                            Amicable settlement. Any dispute arising from or related to this Agreement shall be notified in writing by one Party to the other, and the Parties shall use their best efforts to settle the dispute on an amicable basis within fifteen (15) days from the date of receipt of the notification.

7.3                            Arbitration. If an agreement cannot be reached pursuant to Section 7.2 above, any dispute arising out of or in connection with the present Agreement, including without limitation, the validity, interpretation, compliance, implementation, termination or breach of this Agreement shall be submitted to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) prevailing as at the date of the request for such arbitration.

7.4                            Arbitral tribunal. The arbitral tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by claimant(s) and one shall be nominated by respondent(s). The third arbitrator acting as president of the arbitral tribunal shall be nominated jointly by the two party-appointed arbitrators within 15 (fifteen) days from the confirmation of the second arbitrator, failing which the ICC shall appoint the president of the arbitral tribunal pursuant to the ICC Rules.

7.5                            Language. The language of the arbitration shall be Portuguese. Any of the parties to the arbitration may submit evidence in any other language provided that it is accompanied by a translation into Portuguese.

7.6                            Jurisdiction. The decision of the arbitral tribunal shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction. Each party retains the right to seek judicial assistance notably (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to instruction of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceeding by the party; or (c) to enforce any decision of the arbitrators including the final award. If a party seeks judicial assistance, the Courts of São Paulo, Brazil, shall have jurisdiction.

7.7                            Consolidation of proceedings. Arbitration proceedings might be consolidated as agreed by the parties or determined by the ICC pursuant to the ICC Rules.

7.8                            Confidentiality of arbitration. The Parties and the intervening-consenting party expressly agree that the arbitration shall be kept strictly confidential, along with the information thereon (including without any limitations, the allegations made by the parties thereto, evidence, technical reports and any other statements given by third parties along with any documentation submitted or exchanged in the course of the arbitration proceedings), which shall only be revealed to the arbitral tribunal, the ICC, the parties, their attorneys, and any person essential to the development of the arbitration proceedings, except if such disclosure is required so as to satisfy obligations set out by law or by any competent authorities.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement in two (2) counterparts of equal form and content together with two (2) witnesses.

São Paulo, July 21, 2014.

NOVA PONTOCOM COMÉRCIO ELETRÔNICO S.A.

/s/ Fernando Queiroz Tracanella	/s/ Oderi Gerin Leite
Name: Fernando Queiroz Tracanella	Name: Oderi Gerin Leite
Title: Chief Financial Officer	Title: Chief Operating Officer

CNOVA COMÉRCIO ELETRÔNICO S.A.

/s/ Fernando Queiroz Tracanella	/s/ Oderi Gerin Leite
Name: Fernando Queiroz Tracanella	Name: Oderi Gerin Leite
Title: Chief Financial Officer	Title: Chief Operating Officer

Witnesses:

1.	/s/ Vânia Regina de Sousa	2.	/s/ Ana Medeiros Akagui

Name: Vânia Regina de Souza		Name: Ana Medeiros Akagui
R.G.: RG: 13.488.814-5 – SSP		R.G.: R.G.: 6.056.709.0
CPF: 041.078.878-39